AS FILED WITH THE SECURITES AND EXCHANGE COMMISSION ON June 6, 2003

                           Registration No. 333-62240



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           POST-EFFECTIVE AMENDMENT 1
                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                                POWER2SHIP, INC.
            (Exact name of registration as specified in its charter)


               Nevada                                    87-0449667
(State  or  other  jurisdiction         (I.R.S.  Employer  Identification  No.)
 of  incorporation  or  organization)


                              901 Clint Moore Road
                                    Suite 903
                           Boca Raton, Florida   33487
                                 (561) 998-7557
          (Address and Telephone Number of Principal Executive Offices)




                      2001 EMPLOYEE STOCK COMPENSATION PLAN
                      -------------------------------------
                            (Full Title of the Plan)



                                   Copies to:

     Richard  Hersh                              James  M.  Schneider,  Esq.
     Chief  Executive  Officer                   Schneider  Weinberger  LLP
     Power2Ship,  Inc.                           2499  Glades  Road
     901  Clint  Moore  Road                     Suite  108
     Suite  903                                  Boca  Raton,  FL  33431
     Boca  Raton,  FL  33487                    (561)  362-9595
    (561)  998-7557

Explanatory  Paragraph

     A registration statement on Form S-8 relating to our 2001 Employee Stock Compensation Plan was filed on June 4, 2001 (SEC File No. 333-62240) and is currently effective. Pursuant to the provisions of Instruction C to Form S-8 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this post-effective amendment to such registration statement is being filed to permit the resale of control securities to be acquired by selling security holders under our 2001 Employee Stock Compensation Plan pursuant to the re-offer prospectus which forms a part of this post-effective amendment to the registration statement.

PROSPECTUS

                                POWER2SHIP, INC.

                          80,000 Shares of Common Stock
                          To be Issued Pursuant to the
             Power2Ship, Inc. 2001 Employee Stock Compensation Plan

     This prospectus relates to an aggregate of 80,000 shares of our common stock issued under our 2001 Employee Stock Compensation Plan to Michael Darden and a non-affiliated consultant to Power2Ship, Inc. (the "selling security holders").

     The selling security holders may sell all or a portion of the shares of our common stock from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. However, the total shares sold by an affiliate in any 90-day period may not exceed 1% of Power2Ship, Inc.'s outstanding shares. At May 28, 2003, there were outstanding 25,568,448 shares of our common stock. We will not receive any proceeds from sales by the selling security holders.

     This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state. No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

     THESE SECURITIES HAVE NOT BEEN APROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY
OF  THIS  PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this prospectus is June 5, 2003.

                                  OUR BUSINESS

HISTORY

     Power2Ship, Inc. ("P2S" or the "Company") was formed in Nevada on October 28, 1987. Since inception, P2S did not engage in any material business operations until it acquired 100% of the issued and outstanding shares of common stock of Premier Sports Media and Entertainment Group, Inc., a New York corporation ("Premier"). On December 19, 2001, P2S acquired 388,889 shares of Premier's common stock in exchange for 1,000,000 of P2S's common stock (the "Share Exchange"), all of which were restricted regarding transferability. The shares of P2S's common stock issued to the shareholders of Premier represented approximately 8% of the total issued and outstanding shares of P2S common stock immediately after the share exchange. As a result of the share exchange, P2S carried on business through its wholly-owned subsidiary Premier and its Subsidiaries.

     On March 11, 2003, P2S and its wholly-owned subsidiary Jag2 Corporation, a Delaware corporation ("Merger Sub"), consummated an agreement and plan of merger (the "Merger Agreement") with Freight Rate, Inc. d/b/a Power2Ship, a Delaware company ("Power2"). Pursuant to the Merger Agreement, Merger Sub was merged with and into Power2, and Power2 survived as P2S's wholly-owned subsidiary corporation. At the effective time of the merger, the Power2 common, preferred, warrant and option holders exchanged their securities for an aggregate of (i) 29,768,523 shares of P2S common stock, options and warrants to purchase shares of P2S's common stock (12,051,448 shares of which were issued initially, with the remaining 17,717,075 shares underlying the options and warrants), (ii) 100,000 shares of Series X Preferred Stock and (iii) 87,000 shares of Series Y Preferred Stock. The Series Y Preferred Stock has 200 votes per share and has the right to vote with the common shareholders in all matters, and is convertible into 231,477 shares of P2S's common stock at the holder's option. The Series X Preferred Stock is required to be converted on March 11, 2004 into as many as an additional 85,740,000 shares of common stock based upon the degree to which a one year funding schedule of up to $2.5 million is met. If the entire $2.5 million of funding is consummated, the Series X Preferred Stock will be cancelled. Also, pursuant to the Merger Agreement, R & M Capital Partners, Inc. agreed to cancel 2,650,000 shares of its P2S common stock. The foregoing summary of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, which is filed as an exhibit to P2S' Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2003 (the "P2S Current Report").

     Simultaneous with the Power2 merger, P2S entered into a Stock Purchase Agreement pursuant to which it sold 95% or 369,445 shares of the common stock of Premier to The DAR Group, Inc. ("DAR") in consideration of the forgiveness of P2S' indebtedness to DAR in the approximate amount of $2.0 million and the assumption by DAR of all of P2S' liabilities as of the closing date of the Stock Purchase Agreement. The foregoing summary of the Stock Purchase Agreement is qualified by reference to the complete text of the Stock Purchase Agreement, which is filed as an exhibit to the P2S Current Report.

On May 13, 2003, the Company changed its name from Jaguar Investments, Inc. to Power2Ship, Inc.

     As a result of the Power2 merger and the sale of 95% of the stock of Premier, P2S' business as of the date of this Report is being primarily conducted through Power2Ship, Inc.

DESCRIPTION  OF  POWER2'S  BUSINESS

Overview
--------

     Power2 is the surviving corporation of the June 1999 merger with Freight Rate, Inc., a Florida company, which was incorporated in June 1996. Power2 is an application service provider (ASP) that offers a highly accessible, user-friendly information and communication system for the truckload freight industry. Truck freight is estimated to represent approximately 80% or $400 billion of the $500 billion United States freight transportation market according to the American Trucking Association. At the end of 2000 there were approximately 467,159 interstate motor carriers, excluding passenger carriers and carriers of hazardous freight, with approximately 375,348 or 80.4% operating 20 or fewer trucks according to the U.S. Department of Transportation, Federal Motor Carrier Safety Administration. Power2 believes it has developed a system to help these smaller motor carriers compete more effectively with large carriers while, also, providing valuable logistics services to both small and large shippers.

     Power2's system, named the P2S MobileMarket(TM), includes an online site for collecting, consolidating, processing and presenting real-time transportation-related data that is valuable to the logistics departments of shippers ("Shippers") and motor carriers ("Carriers"). This information helps these Shippers and Carriers operate more efficiently by enabling them to (i) minimize excess transportation capacity of Carriers, (ii) execute freight transactions online, and (iii) easily track the movement of loads and/or transportation assets online. Current customers include Shippers such as The Great Atlantic & Pacific Tea Company, a major retail food business ("A&P"), and Tire Kingdom, a subsidiary of TBC Corp., a major aftermarket tire retailer, as well as numerous Carriers. Power2 formed two wholly owned subsidiaries in 2002, Power2Ship, Inc. and Power4PL, Inc., both Delaware corporations, that have had very limited activity since their inception.

P2S MobileMarket(TM)
--------------------

     Power2, similar to many other ASPs, intends to charge some of the users (Shippers only) of the P2S MobileMarket(TM) primarily based upon their actual usage of the system without requiring them to purchase any software or hardware. Carriers will have unlimited access and use of the system for free, although they may choose to purchase vehicle locator and communication devices offered by Power2 to enhance the benefits they derive from the system. Some of the information that may be collected and saved in the P2S MobileMarket(TM) includes specific descriptions of each Carrier's company, assets, personnel, Carriers' freight rates, Shipper's transportation requirements and preferences in general and for specific loads, a digital version of the bill of lading, load pick-up and delivery appointment times and actual times, frequently updated asset/load locations with automatic notification of events anticipated to cause delays and a digital version of the receiver's signature confirming delivery. Collectively, this information enables the P2S MobileMarket(TM) to predict where and when every trucking asset in the system will have excess capacity and automatically search for the next load closest to that truck.

     Some of the benefits that Shippers may derive from using the P2S MobileMarket(TM) include:

- A single, consolidated online page listing up to the 10 best Carriers meeting their pre-defined load, performance and pricing requirements having excess capacity (equipment) to move their loads;

- Online access to Carriers' profiles and historical performance information prior to selecting the desired Carriers;

- Reduces the time spent searching for Carriers thus enabling logistics personnel to concentrate on other transportation tasks;

- Frequently updated location information of inbound loads and, if they have a captive fleet, outbound loads thus enabling Shippers to more accurately schedule advertising campaigns, warehouse personnel, etc.;

- Receive automatic notification and alerts of probable delivery delays provides more time to develop and implement contingent plans;

- Electronic bill of lading and exception management tools permits exact settlements, significantly improving relations with vendors and Carriers;

- Customized management reporting utilizing historical data is available for an additional charge;

- Custom development of interfaces to legacy systems of large Shippers is available for an additional charge; and

- Access to logistics experts utilizing state-of-the-art software to analyze historical data and recommend supply chain optimization strategies is available for an additional charge.

     Some of the benefits that Carriers may derive from using the P2S MobileMarket(TM) include:

- Free use of an online asset management tool to set-up, store, update and track their assets (tractors, trailer and drivers) and provide asset utilization reports;

- Frequently updated location information available to constantly track assets;

- Receive automatic notification and alerts to proactively address possible delays and problems;

- Loads offered to qualified Carriers with excess capacity without freight brokerage fee or sales commission;

- 2S pays Carriers and assumes responsibility for collecting payment from Shippers;

-    Fast  payment  option  available  for  an  additional  charge;

- Damaged or improper quantities of goods reported to all parties resulting in faster resolution; and

- Access to historical transaction data for reporting and performance metrics.

RECENT  DEVELOPMENTS

     In the third quarter of 2002, we obtained a license from the U.S. Department of Transportation, Federal Motor Carrier Safety Administration, to engage in operations arranging or brokering transportation of freight (except household goods) by motor vehicle. Since the fourth quarter of 2002 we have been providing various logistics services to Tire Kingdom and anticipate providing similar services to many other Shippers in the future.

     In the fourth quarter of 2002, P2S entered into an Application Service Provider Software License and Customization Agreement with A & P (the "A & P Agreement") to provide software development for a fee not to exceed $500,000 ("Development Fee") of which we have received approximately $251,000. Pursuant to this agreement, we defined and developed much of the functionality and most of the unique features of the P2S MobileMarket that were required by A&P, and we believe will be of value to many other Shippers. Further, upon acceptance of our development work, in addition to receiving the balance of the Development Fee, A&P has agreed to pay us $30,000 per month for unlimited access to the P2S MobileMarket and $5,000 per month to have its data segregated on a dedicated computer server.

     In the first quarter of 2003, P2S entered into a three-year agreement with BellSouth Corporation to provide a comprehensive communications solution for the P2S MobileMarket(TM) at BellSouth's highly secure e-business center in Miami, Florida. In March 2003, International Business Machines Corp. announced that it had agreed to assume responsibility for providing dedicated hosting and support services to BellSouth's customers at this facility after a brief transition period. BellSouth will continue to provide network services and bandwidth for connectivity to the Internet.

PLANNED  REVENUE  SOURCES

     P2S intends to generate revenue from users of the P2S MobileMarket(TM) by providing a variety of services and products. Sources of revenue may include:

- Transaction processing fees of approximately 7% added to the freight rates supplied by Carriers to establish the prices for Shippers using the P2S MobileMarket(TM) to find Carriers for their loads.

- Monthly subscription fees charged to Shippers for unlimited access to the P2S MobileMarket(TM). (At this time there are no plans to charge such fees to Carriers).

- Sales of vehicle locator and communication devices ("P2S Mobile Devices") to Carriers. The current version of the P2S Mobile Device consists of a vehicle locator device with a built-in modem ("Locator Device"), a handheld personal digital assistant ("PDA") and a cable to connect the Locator Device and the PDA. P2S has entered into a distributor agreement with a manufacturer of the Locator Devices that it believes will enable it to offer these devices at highly competitive prices. The Locator Device, easily installed in reach of the driver and plugged into a cigarette lighter for power, utilizes global positioning system technology to determine its specific latitude and longitude. Next, an internal modem in the Locator Device wirelessly transmits the location data to the nearest cellular tower. Then, the data is sent over a terrestrial network to reach the Internet and is delivered to the P2S MobileMarket. The PDA will contain proprietary software developed by P2S enabling it to wirelessly send and receive transportation-related information between drivers and P2S when connected with a cable to the Locator Device.

- Monthly usage/service fees charged to Carriers who purchase the P2S Mobile Devices. P2S intends to enter into 3-year usage/service contracts with Carriers having a monthly fee of approximately $50 per device that will provide them with wireless access to the P2S Mobile Market(TM) and product maintenance and customer support. In order to provide such wireless access at more competitive prices, P2S has entered into a value added re-seller
     (VAR)  agreement  with  AT&T.

- Software development fees charged to large Shippers, such as A&P, requiring custom interfaces to be developed to extract critical information from their existing systems. Each such project is unique and would require a contract defining the technical scope of the project, a timetable for deliverables, the price for each deliverable and the other terms and conditions typical for such projects.

- Virtual private network ("VPN") fees charged to Shippers requiring data encryption and other extra security measures for their data. VPN fees are incorporated in contracts prepared for each Shipper and are be based on a number of variables including the volume of data being transmitted, the distance the data must travel and the amount of bandwidth required.

- Logistics optimization fees charged to Shippers seeking to identify and implement strategies to improve the efficiency of their supply chain. P2S intends to employ experienced logistics professionals utilizing sophisticated logistics optimization software to analyze the historical information collected for a particular Shipper, identify embedded trends of activity, and recommends methods of improving complete supply chain strategies for them. This service is available to all Shippers once they have sufficient historical information collected in the P2S MobileMarket(TM).


                                  RISK FACTORS

     PDS' success will depend upon numerous factors, certain of which are beyond the Company's control. Readers should carefully consider the following factors, among others, when evaluating the Company.

     UNTIL RECENTLY, WE WERE A DEVELOPMENT STAGE COMPANY, AND WE FACE VARIOUS PROBLEMS ASSOCIATED WITH EARLY STAGE OPERATIONS.

     Although Freight Rate, Inc., the Florida predecessor company of the current Freight Rate, was incorporated in the second quarter of 1996, it has, until very recently, been a development stage company subject to all of the risks inherent in the establishment of a new business enterprise, including limited capital, possible delays in the development of the Company's products, implementation of the Company's business plan and uncertain markets. Our ability to fulfill our business plan is dependent on the further successful development and marketing of our products and services. The Company may encounter unanticipated problems, expenses and delays in developing and marketing its products and services. PDS' failure to fully develop its software or successfully market its products and services would have a material adverse effect on the Company and could force it to curtail or cease operations.

WE  LACK  AN  OPERATING  HISTORY.

     There is a limited financial history of operations from which to evaluate P2S' future prospects, including its ability to implement and manage operations and achieve its projections. No assurances can be given that our services or products will achieve market acceptance or that we will achieve profitable operations in the future.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS.

     Our internal growth strategy requires substantial capital investment. Capital is necessary for the expansion of our market share and marketing of our operations. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business. Our growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or public transactions.

     If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership by existing shareholders will be reduced, and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing can be obtained on suitable terms, if at all. Our business could suffer if we are unable to raise the additional funds on acceptable terms.

OUR  REVENUES  AND  OPERATING  RESULTS  CAN  BE  UNPREDICTABLE.

     Our revenues and operating results could fluctuate substantially from quarter to quarter and from year to year. Our ability to recognize revenue during a quarter from customers depends upon our ability to ship product and satisfy other contractual obligations of a customer sale in that quarter. In general, revenue and operating results in any reporting period may fluctuate due to factors including, among others:

-    Loss  of  a  customer;

-    The  timing  and  size  of  orders  from  customers;

- Changes in customers' requirements, including changes to orders from customers;

-    The  introduction  of  new  products  by  us  or  our  competitors;

-    Changes  in  the  price  or  availability  of  components for our products;

- Satisfaction of contractual customer acceptance criteria and related revenue recognition issues;

-    Manufacturing  and  shipment  delays  and  deferrals;  and

-    Increased  service  or  warranty  costs.

     As a result, we may continue to experience high inventory levels, operating expenses and general overhead. Our future operating results may depend on our ability to continue to expand our manufacturing facilities in a timely manner so that we can satisfy our delivery commitments to our customers. Our failure to meet our customer's delivery commitments would harm our business, financial condition, and results of operations.

POTENTIAL COMPETITORS HAVE GREATER RESOURCES THAN P2S AND MAY DEVELOP SUPERIOR PRODUCTS AND SERVICES.

     The freight industry is subject to intense competition. Some of the Company's potential competitors have significantly greater financial, marketing, technical and other competitive resources, as well as greater name recognition and a larger installed base of clients. P2S cannot assure you that it will be able to effectively compete with these competitors or that potential competitors will not develop services equal to or better than those marketed by P2S.

THE  COMPANY  HAS  OBTAINED  VERY LIMITED ORDERS FOR ITS PRODUCTS OR SERVICES TO
DATE.

     With the exception of two recent customers, P2S has not entered into agreements with any other customers to provide its products or services. The Company cannot assure you that it will be able to enter into any more such agreements or that, if it enter into any such agreements, they will be on favorable terms. P2S' inability to locate and execute agreements with numerous customers on terms that are profitable to it would materially and adversely impact its business strategy.

THERE CAN BE NO ASSURANCE THAT THE COMPANY'S PRODUCTS AND SERVICES WILL BE ACCEPTED BY ITS TARGET MARKETS.

     The Company's success will, in large measure, depend on acceptance of its services by both shippers and carriers in the commercial transportation industry. It will require a significant amount of marketing expenses to achieve such acceptance. There can be no assurance that P2S can develop and perform its services, even if accepted, at acceptable cost levels. The inability to successfully market its products and services would materially and adversely impact its business strategy.

RISKS  RELATED  TO  ONLINE  COMMERCE  AND  THE  INTERNET.

     The Company's long-term success depends on the further development of the Internet as a commercial market place, which is uncertain. The markets for freight and logistics transactions through the Internet are at an early stage of development and are rapidly evolving. Because of this rapid evolution, it is difficult to predict the future growth (if any) and the future size of these markets. There can be no assurance that any market for the Company's online services will be developed or will continue to develop or become sustainable. More globally, sales of its services and products will depend upon the acceptance of the Internet as a widely used medium for commerce and communication. A number of factors could prevent such acceptance, including the following:

1. Potential customers may be reluctant or unwilling to shift their purchasing from traditional service providers to online service providers;

2. The necessary network infrastructure for substantial growth in usage of the Internet may net be adequately developed;

3. Increased government regulation or taxation may adversely affect the viability of electronic commerce;

4. Insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times or increased costs; and

5. Adverse publicity and consumer concern about the security of electronic commerce transactions could discourage its acceptance and growth.

RAPIDLY  EVOLVING  TECHNOLOGY.

     The Company's markets are subject to rapid technological change, changing client needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. P2S' growth and future operating results will depend, in part, upon its ability enhance existing applications and develop and introduce new applications or capabilities that:

-     meet  or  exceed  technological  advances  in  the  marketplace;
-     meet  changing  client  requirements;
-     comply  with  changing  industry  standards;
-     achieve  market  acceptance;
-     integrate  third  party  software  effectively;  and
-     respond  to  competitive  offerings.

OUR PRODUCT DEVELOPMENT AND TESTING EFFORTS HAVE REQUIRED, AND ARE EXPECTED TO CONTINUE TO REQUIRE, SUBSTANTIAL INVESTMENTS.

     The Company may not possess sufficient resources to continue to make the necessary investments in technology. In addition, it may not successfully identify new software opportunities or develop and bring new software to market in a timely and efficient manner. If the Company is unable, for technological or other reasons, to develop and introduce new and enhanced software in a timely manner, it may lose existing clients and fail to attract new clients, which may adversely affect its performance.

THERE  IS  A LIMITED ABILITY TO SAFEGUARD THE COMPANY'S PROPRIETARY INFORMATION.

     P2S' success and ability to compete are substantially dependent on its internally developed technologies and trademarks, which it protects through a combination of confidentiality procedures, contractual provisions, patent, copyright, trademark and trade secret laws. Despite its efforts to protect its proprietary rights, unauthorized parties may copy aspects of its products or obtain and use information that it regards as proprietary. Policing unauthorized use of our products is difficult, and the Company expects software piracy to be a problem. Furthermore, potential competitors may independently develop technology similar to that of the Company.

CONFLICTS  OF  INTEREST.

     The Company's officers and directors are, or may become in their individual capacities, officers, directors, controlling shareholders, or partners of other entities engaged in a variety of businesses which may, in the future, have various transactions with P2S. Thus, potential conflicts of interest are, or may, exist, including, among other things, conflicts with respect to the time, effort, and corporate opportunities involved in participation with such other business entities and transactions. Each of the Company's officers and directors may engage in business opportunities outside of the Company. An officer or director may continue any business activity in which such officer or director was engaged prior to joining P2S. Officers and directors are aware of the fact that they owe a fiduciary duty to the Company not to withhold any corporate opportunity that may arise.

THE LOSS OF THE COMPANY'S KEY PERSONNEL MAY JEOPARDIZE THE SUCCESS AND GROWTH OF ITS BUSINESS.

     P2S' success depends significantly on the retention of current and future executive officers. The Company currently does not maintain key person life insurance on any of its executive officers. The loss of services of any of its current or future executive officers for any reason could have a material adverse effect on its business, operating results, financial condition and cash flows.

THE FAILURE TO HIRE AND RETAIN QUALIFIED PERSONNEL WOULD HARM THE COMPANY'S BUSINESS.

     The Company's success also will depend significantly on its ability to attract, integrate, motivate and retain highly skilled technical, managerial sales, marketing and service personnel. Competition for skilled personnel is intense, and there can be no assurance that P2S will be successful in attracting, motivating and retaining the personnel required to grow and operate profitably. In addition, the cost of hiring and retaining skilled employees is high, thereby reducing profitability. Failure to attract and retain highly skilled personnel could materially and adversely affect the Company's business.

GOVERNMENT  REGULATION.

     The Company's operations may be subject to a number of regulatory and governmental requirements. While the Company's proposed plan of operation complies with applicable rules and regulations, there can be no assurance that new laws, rules or regulations or the interpretation of existing laws, rules, or regulations will not prohibit or render its plan of operation impractical.

OUR STOCK PRICE WILL FLUCTUATE FROM TIME TO TIME AND MAY FALL BELOW EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS AND COULD SUBJECT US TO LITIGATION, WHICH MAY RESULT IN INVESTORS SUFFERING THE LOSS OF THEIR INVESTMENT.

     The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

-    Quarterly  variations  in  operating  results;

-    Changes  in  accounting  treatments  or  principles;

- Announcements by us or our competitors of new products and services offerings, significant contracts, acquisitions or strategic relationships;

-    Additions  or  departures  of  key  personnel;

-    Any  future  sales  of  our  common  stock  or  other  securities;

- Stock market price and volume fluctuations of publicly traded companies in general and technology related companies in particular; and

-    General  political,  economic  and  market  conditions.

     It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors, which could result in a decrease in the trading price of our common stock. The trading prices of technology related companies in particular have been especially volatile. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

     Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "Anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                      2001 EMPLOYEE STOCK COMPENSATION PLAN

     In January 2001, the board of directors adopted and the stockholders thereafter approved a stock compensation plan. The Company has no long-term incentive plan, as that term is defined in the rules and regulations of the Securities and Exchange Commission.

     The Company has adopted the 2001 Employee Stock Compensation Plan (the "Plan"). The purpose of the Plan is to further the growth and advance the best interests of the Company by supporting and increasing the Company's ability to attract, retain and compensate persons of experience and ability and whose services are considered valuable, to encourage the sense of proprietorship in such persons, and to stimulate the active interest of such persons in the development and success of the Company. This Plan provides for stock compensation through the award of shares of the Company's common stock.

     A compensation committee of the Board of Directors (the "Committee"), or, in the absence of such committee, the Board of Directors will be responsible for the administration of this Plan. The Committee will have sole power to award Common Shares under the Plan. The determination of those eligible to receive an award of Plan Shares shall rest in the sole discretion of the Committee, subject to the provisions of the Plan. Awards of shares under the Plan may be made as compensation for services rendered, directly or in lieu of other compensation payable, as a bonus in recognition of past service or performance or may be sold to an employee.

     The maximum number of shares which may be awarded under the Plan is 5,000,000. As of May 28, 2003, 3,180,000 shares had been awarded under the Plan.

     Awards may generally be granted to (i) executive officers, officers and directors (including advisory and other special directors) of the Company; (ii) full time and part time employees of the Company; (iii) natural persons engaged by the Company as a consultant, advisor or agent; and (iv) a lawyer, law firm, accountant or accounting firm, or other professional or professional firm engaged by the Company.

     Generally, the Committee has complete discretion to determine when and to which employees' shares are to be granted, and the number of shares to be awarded to each employee. Grants to employees may be made for cash, property, services rendered or other form of payment constituting lawful consideration under applicable law. Shares awarded other than for services rendered may not be sold at less than the fair value of the common stock on the date of grant.

     The Plan will terminate on the tenth anniversary of its effective date, unless terminated earlier by the Board of Directors or unless extended by the Board of Directors, after which time no incentive award grants may be authorized under the Plan.

FEDERAL  INCOME  TAX  EFFECTS

     The following discussion applies to our Plan and is based on federal income tax laws and regulations in effect on December 31, 2002. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws, which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his or her own tax adviser.

     Our Long-Term Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section  401(a)  of  the  IRS  Code.

     An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the option exercise price is an item of tax preference under Section 57(a)(3) of the IRS Code and may be subject to the alternative minimum tax imposed by Section 55 of the IRS Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive stock option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive stock option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive stock option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his or her return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive stock option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

     If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in umber to the previously acquired shares exchanged therefore, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period, which commences as of the date the common stock is issued to the employee upon exercise of the incentive stock option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

     In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

RESTRICTIONS  UNDER  SECURITIES  LAWS

     The sale of our common stock issuable upon the exercise of plan options must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 promulgated under the Securities Act or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of
Section  16(b)  of  the  Securities  Exchange  Act  of  1934.

                        SALES BY SELLING SECURITY HOLDERS

     This prospectus covers the shares of our common stock issuable upon the exercise of options under our Plan and the subsequent resale of the shares of our common stock by the selling security holders, Michael Darden, an affiliate of the Company, who is our President, as well as a non-affiliated party who is a consultant to the Company. The shares of our common stock being reoffered by our affiliate pursuant to this prospectus are deemed to be control shares as that term is defined in Rule 405 of the Securities Act.

     The  following  table  sets  forth:

- the name of the selling security holders, including Michael Darden, who is our affiliate as that term is defined in the Securities Act,

-    the  number  of  shares  owned,

-    the  number  of  shares  being  registered  for  resale  by  them,  and

- the number of shares and percentage of our common stock to be owned by the selling security holders following completion of such offering (based on 25,568,448 shares of our common stock outstanding at May 28, 2003).

     We may amend or supplement this prospectus from time to time to update the disclosure set forth in the following table. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own or which can be acquired upon the exercise of options granted outside of our Plan.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities, which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right.



                                             Shares    Percentage
                                             To be     To be
                                             Owned     Owned
Name of Selling    Number of     Shares to   After     After
Securities Holder  Shares Owned  be Offered  Offering  Offering
-----------------  ------------  ----------  --------  ---------
Michael Darden          828,195      30,000   798,195       3.1%
Leo Ghitis               50,000      50,000       -0-         0%

                              PLAN OF DISTRIBUTION

     The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Because of Mr. Darden's affiliate status, he may not sell more than 1% of the Company's outstanding Common Stock in any three-month period. The shares may be sold by one or more of the following methods, including, without limitation:

- on the over-the counter markets on which our shares may be listed from time to time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

- in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

- through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

- through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

     In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, Dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. These broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

     We have advised the selling security holders that, during the time as they may be engaged in a distribution of the shares included herein, they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.

                            DESCRIPTION OF SECURITIES

General

     Our authorized common stock consists of 100,000,000 shares of common stock. As of May 28, 2003, there were 25,568,448 shares of common stock issued and outstanding. As of May 28, 2003, the Company was authorized to issue 1,000,000 shares of preferred stock, of which there were 100,000 shares of Series X Preferred Stock outstanding, and 87,000 shares of Series Y Preferred Stock outstanding.

Common  Stock

     Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any directors.

     Subject to the rights of holders of any outstanding Series A Preferred Stock, the holders of outstanding shares of our common stock are entitled to the dividends and other distributions as may be declared from time to time by our Board of Directors from legally available funds. Holders of the shares of our common stock have no preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any outstanding Series A Preferred Stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Series A Preferred Stock.

Preferred  Stock

     The Series X Preferred Stock is required to be converted on March 11, 2004 into as many as an additional 85,740,000 shares to existing stockholders of Freight Rate based upon fulfillment of funding of up to $2.5 million. In the event funding falls short of this amount, additional shares will be issued up to that amount to the prior shareholders of Freight Rate. In the event the entire $2.5 million of funding is completed, the Series X Preferred Stock will be cancelled. The Series X Preferred Stock does not pay any dividends and will be subordinate to shares of capital stock of the Company ranking by its terms senior to the Series X Preferred Stock. The Series X Preferred Stock does not have any liquidation preference and has no voting rights except as may be required under the laws of Nevada.

     The Series Y Preferred Stock has 200 votes per share and has the right to vote with the common shareholders in all matters. The Series Y Preferred Stock is convertible into a total of 231,477 shares of Jaguar common stock, or 2.66065 shares for each share of Series Y Preferred Stock.

Transfer  Agent

     The transfer agent and registrar for our common stock is Madison Stock Transfer, P.O. Box 145, Brooklyn, New York 11229.


                                     EXPERTS

     The consolidated financial statements of Jaguar Investments, Inc. as of December 31, 2002, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2002 and 2001, incorporated by reference in this prospectus, have been audited by Liebman Goldberg & Drogin, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     Subsequent to such year end, Sweeney Gates & Co. were engaged as new independent accountants to replace Liebman, Goldberg & Drogin.

                                 INDEMNIFICATION

     The Nevada General Corporation Law allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

     (a)     the officer or director conducted himself or herself in good faith;

     (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

     (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

     We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director is found to have derived an improper personal benefit.

     Insofar as indemnification for liabilities rising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws and is, therefore, unenforceable.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM  3.     INCORPORATION  BY  REFERENCE

     We have filed with the SEC a registration statement on Form S-8. This Prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Jaguar Investments, Inc. and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessary complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

     We  are  required  to  file  annual,  quarterly  and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.
        -----------

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed, and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

- Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as amended
-    Current  Report  on  form  8-K  filed  on  March  26,  2003,  as  amended
-    Quarterly  Report  on  Form  10-QSB  for  the  period  ended March 31, 2003
-    Information  Statement  on  Form  14C  filed  on  April  22,  2003
-    Current  Report  on  Form  8-K  filed  on  May  2,  2003,  as  amended.

     Any statement incorporated by reference herein shall be deemed to be modified or superseded for purpose of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     You may request a copy of these filings at no cost by writing or call us at the following address and telephone number:

                               Corporate Secretary
                                Power2Ship, Inc.
                         901 Clint Moore Road, Suite 903
                           Boca Raton, Florida  33487
                                 (561) 998-7557

ITEM  4.     DESCRIPTION  OF  SECURITIES

     A description of our securities is set forth in the prospectus incorporated as a part of this registration statement.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

     Not  Applicable.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The Nevada Business Corporation Law allows us to indemnify each of our officers and directors who are made a party a proceeding if:

(a)  the  officer  or  director  conducted  himself  or  herself  in good faith;

(b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

(c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director is found to have derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws and is, therefore, unenforceable.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  Applicable.

ITEM  8.     EXHIBITS

4.1     2001  Employee  Stock  Compensation  Plan  (previously  filed)
23.1    Consent  of  Liebman  Goldberg  &  Drogin

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form s-8 and has duly caused this post-effective amendment to the registration statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Davie and the State of Florida, on the 5th day of June, 2003.

                                   POWER2SHIP,  INC.



                                   By:  /s/  Richard  Hersh
                                        -------------------
                                        Richard  Hersh
                                        Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.


                         Chief  Executive  Officer  and
                         Chairman  of  the  Board  and
                         Principal  Executive,  Financial
/s/  Richard  Hersh      and  Accounting  Officer          June 5, 2003
-------------------
Richard  Hersh



/s/  Michael  Darden     President                         June 5, 2003
--------------------
Michael  Darden



/s/  Douglas  Gass       Director                          June 5, 2003
------------------
Douglas  Gass

Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 and to the incorporation by reference therein of our report dated March 21, 2003, with respect to the consolidated financial statements of Jaguar Investments, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                               /s/ Liebman Goldberg & Drogin LLP
                                               ---------------------------------
                                               Liebman Goldberg & Drogin LLP
                                               Certified Public Accountants

Garden City, New York
June 5, 2003